EXHIBIT 16



December 29, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated December 23, 2003 of General Employment Enterprises and are in agreement with the statements contained in the third, fourth and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                   /s/ Ernst & Young LLP